DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following description sets forth certain material terms and provisions of Frontline Ltd.'s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. DESCRIPTION OF ORDINARY SHARES Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future. Issued and Authorized Capitalization Under our Memorandum of Association, our authorized share capital consists of 500,000,000 shares, par value $1.00 per share. The respective number of ordinary shares issued and outstanding as of the last day of the fiscal year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit is provided on the cover page of such annual report on Form 20-F. Dividends Holders of ordinary shares are entitled to receive dividend and distribution payments, pro rata based on the number of ordinary shares held, when, as and if declared by the Board, in its sole discretion. Any future dividends declared will be at the discretion of the Board and will depend upon our financial condition, earnings and other factors. As a Bermuda exempted company, we are subject to Bermuda law relating to the payment of dividends. We may not pay any dividends if, at the time the dividend is declared or at the time the dividend is paid, there are reasonable grounds for believing that, after giving effect to that payment: we will not be able to pay our liabilities as they fall due, or the realizable value of our assets, is less than our liabilities. In addition, since we are a holding company with no material assets, and conduct our operations through subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries' distributing to us their earnings and cash flow. Some of our loan agreements currently limit or prohibit our subsidiaries' ability to make distributions to us and our ability to make distributions to our shareholders. Shares and Preemptive Rights Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. The restrictions are that the par value of the share must be charged against the company's issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company's current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. The Company's Bye-Laws do not contain any specific rules regarding the procedures to be followed by the Company when purchasing its own shares, and consequently the primary source of the Company's obligations to shareholders when the Company tenders for its shares will be the rules of the listing exchanges on which the Company's shares are listed. The Companies Act and our Bye-Laws do not confer any pre-emptive, redemption, conversion or sinking fund rights attached to our ordinary shares. Holders of Ordinary Shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our Bye-Laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Bye-Law 19 specifically provides that the issuance of more shares ranking pari passu with the shares in issue shall not constitute a variation of class rights, unless the rights attached to shares in issue state that the issuance of further shares shall constitute a variation of class rights. Bye-Law 3 confers on the directors the right to dispose of any number of unissued shares forming part of the authorized share capital of the Company without any requirement for shareholder approval. Bye-Law 93 contains certain stipulations regarding the Company's (or any of its subsidiaries') transactions with any of its Principal Shareholders (or any Associate of a Principal Shareholder). When Bye-Law 93 applies, the Company is required to send to each shareholder a disclosure statement containing information about the proposed transaction. However, this Bye-Law provision specifically exempts from this requirement the issuance of new shares to a Principal Shareholder for cash. Liquidation In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares. Listing Our ordinary shares are listed on the New York Stock Exchange ("NYSE") and Oslo Stock Exchange ("OSE") under the symbol "FRO." The Company's Bye-Laws provide that any person, other than its registrar, who acquires or disposes of an interest in shares which triggers a notice requirement of the OSE must notify the Company's registrar immediately of such acquisition or disposal and the resulting interest of that person in shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our ordinary shares. The Company's Bye-Laws require the Company to provide notice to the OSE if a person resident for tax purposes in Norway (or such other jurisdiction as the Board may nominate from time to time) is found to hold 50% or more of the Company's aggregate issued share capital, or holds shares with 50% or more of the outstanding voting power, other than the Company's registrar. The Company's Bye-Laws also require it to comply with requirements that the OSE may impose from time to time relating to notification of the OSE in the event of specified changes in the ownership of the Company's ordinary shares. Transfer Agent The registrar and transfer agent for our ordinary shares is Computershare Trust Company, N.A.